Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

Amendment No. 1, dated as of May 3, 2017 (this “Amendment”), to the Rights Agreement, dated as of January 23, 2017 (the “Rights Agreement”), between Avis Budget Group, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”).

WITNESSETH

WHEREAS, the parties hereto desire to amend the Rights Agreement to advance the Final Expiration Date of the Rights to May 3, 2017;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may amend the Rights Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

1. The definition of “Final Expiration Date” set forth in Section 1.21 of the Rights Agreement is hereby amended and restated in its entirety as follows: ““Final Expiration Date” means the Close of Business on May 3, 2017.”

2. Exhibits B and C to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment.

3. Capitalized terms used without other definition in this Amendment are used as defined in the Rights Agreement.

4. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

5. The Rights Agreement will not otherwise be supplemented or amended by virtue of this Amendment, but will remain in full force and effect.

6. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

7. This Amendment shall be effective as of the date first written above and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

8. The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies in his or her capacity as an officer on behalf of the Company to the Rights Agent that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement, and such certification shall be deemed a certificate which complies with Section 20.2 of the Rights Agreement.

9. By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the date first written above.

Avis Budget Group, Inc.

By: /s/ Larry D. De Shon
Name: Larry D. De Shon
Title: Chief Executive Officer

[Signature Page to Amendment No. 1 to Rights Agreement]

IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the date first written above.

Computershare Trust Company, N.A.

By: /s/ Joe Varca
Name: Joe Varca
Title: Vice President

[Signature Page to Amendment No. 1 to Rights Agreement]